EXHIBIT 99

Viewpoint Bank
Executive Officer Incentive Plan
2007

PURPOSE

The Purpose of the annual Executive Officer Incentive Plan (EOIP) is to provide incentive to those officers who contribute materially to the profits and the growth of our organization by rewarding them for the achievement of pre-determined goals.  The EOIP has been established to:

  Recognize exceptional performance, both organizationally and individually

  Reinforce those objectives most important to the Bank's success with a focus on reaching strategic and operational goals

  Encourage achievement of stretch goals related to profitability and growth, and provide meaningful compensation opportunities as the reward for their attainment

  Encourage teamwork as a means of achieving ongoing success

  Attract, retain and motivate the best talent in the banking industry

ELIGIBILITY

  Eligibility for participation in the EOIP shall be limited to the CEO, CFO, COO, CBO, and General Counsel who have been identified by the Compensation Committee and who, in the sole discretion of the Compensation Committee, are deemed to have significant opportunity to improve the profits and growth of the Bank.

  Executive Officers who are selected for participation after the commencement of a plan year may at the sole discretion of the Compensation Committee be eligible to participate in the EOIP on a pro-rata basis for such plan year.  A minimum of three months active employment will be required to qualify.

  The recommended eligibility levels for each executive officer is defined as Level I for the CEO and Level II for the CFO, COO, CBO and General Counsel. Newly created positions would be presented before the Compensation Committee for approval as needed by CEO.

  For each eligibility level a Threshold, Target and Maximum incentive award opportunity is defined in Appendix I.

  Base salary does not include incentives, commissions or bonuses. The base salary of the participant as of the end of the applicable year will be used to calculate awards.

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EOIP Plan Year

The plan year for the EOIP will be considered a full calendar year, unless otherwise determined by the Compensation Committee.

PERFORMANCE MEASURES AND WEIGHTS

  Performance measures are selected and weighted to give emphasis to performance for which participants have the most direct control.  Performance measures may vary among participants and may change from year to year.

  The performance measures and weights are approved by the Compensation Committee annually for the CEO and executive officers.

  All participants will share in the overall performance of the Bank.

  Each participant will have a subjective component of the total measurement. Multiple measurements may be identified within each measurement category. Where appropriate, measurements in the subjective component will be weighted so that payment for partial achievement may be awarded.

  Appendix I summarizes the performance measures and weights for each participant.

  Each participant will receive an individual Incentive Award Determination Worksheet that contains his or her specific incentive award opportunity and performance measures (example in Appendix II.)

PERFORMANCE MEASURES

             The measures for each annual period will be identified through the budgeting process and certified by the CEO and CFO to the Chairman of the Compensation Committee.  Comparable peer groups will be used to determine the proper levels of performance required.

PERFORMANCE GOALS

  For each performance measure, a Threshold, Target, and Maximum level of performance will be established.  Based on the weighting of each performance measure, an incentive award opportunity will be established for each performance level and expressed as a percentage of base salary.

  Threshold performance is generally set at the budgeted level for the year but will be based on historical factors going forward.

  Financial performance goals are based on the ViewPoint Bank Board-approved financial and operating budgets.

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  Personal objectives may be established based on the individual's ability to directly impact the outcome or may be an overall assessment of the individual's contributions.  The Compensation Committee will establish the individual objectives for the CEO. The CEO will recommend the individual objectives for the CFO, COO, CBO and General Counsel to the Compensation Committee for their approval.

DETERMINING THE ANNUAL INCENTIVE AWARD

  Once the plan year has been completed, the financial performance of the Bank.   For each financial performance measure the performance level will be determined based on the standards established for the plan year.

  The actual incentive award earned by each participant will be the sum of the incentive awards earned for each applicable performance measure.

  Incentive Awards will be paid during the calendar quarter immediately following the end of the plan year. The Bank reserves the right to delay the distribution of the awards pending the availability of financial results.

  Except as otherwise provided herein, a participant must be an active, full-time employee on the date awards are paid in order to receive an award.

  The Bank retains the full discretion to adjust awards to any participant due to special circumstances and to order, at any time based on the circumstances, all or any part of an award to become fully payable and no longer subject to forfeiture.

ADMINISTRATION OF PLAN

  The Compensation Committee annually approves the plan in advance for executive officers.  Interpretations or adjustments to the plan during the year would require appropriate approvals.

  The Compensation Committee will define and approve in advance of the plan year performance measures and weights.

  The Compensation Committee will certify the performance results of the company and the total incentive awards to be paid at the end of the plan year.

  A participant who is involuntarily terminated for cause, is laid off, retires or who voluntarily terminates prior to the distribution of the award forfeits any and all rights to receive an award. A participant who becomes totally disabled during or prior to the end of the plan year may be eligible to receive a pro-rated amount based on the number of full calendar months of participation in an eligible position. In the event of the death of a participant prior the distribution of an award, the beneficiary designated for the Bank-provided life insurance program may, at the sole discretion of the compensation committee, be paid a pro-rated amount based on the number of full calendar months of participation in an eligible position.

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  In the event of a change in control (as defined in the Bank's Equity Incentive Plan), the annual incentive awards hereunder will become fully funded at the greater of (i) the minimum funding allocation, or (ii) the level of funding as determined by the funding formula.

  The Compensation Committee retains the right to terminate or amend the EOIP at any time, for any reason, including compliance with changes in applicable law. The amendment of any one or more provisions of the EOIP shall not affect the remaining provisions of the EOIP. No amendment or termination of the EOIP will reduce or eliminate any award that has previously been earned under the EOIP as of the date of such amendment or termination.

GENERAL PROVISIONS

  Establishment of the EOIP shall not be construed as giving any participant the right to be retained in the Bank's service or employ, or the right to receive any benefits not specifically provided by this EOIP. Award amounts under this EOIP will not be segregated from the general funds of the Bank and no participant will have any claim on any specific assets of the Bank.

  Except as otherwise provided herein, no member of the Board of Directors, and no officer, committee, employee or agent of the Bank, shall have any liability to any person, firm, or corporation based on or arising out of the EOIP.
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